Exhibit 99.1

NEWS RELEASE

Date:	April 11, 2016
Release Time:	4:00 p.m. CDT
Contact:	Susan Blair (501) 978-2217

Bank of the Ozarks, Inc. Announces Record

First Quarter 2016 Earnings

LITTLE ROCK, ARKANSAS:  Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the first quarter of 2016 was a record $51.7 million, a 29.6% increase from $39.9 million for the first quarter of 2015.  Diluted earnings per common share for the first quarter of 2016 were $0.57, a 21.3% increase from $0.47 for the first quarter of 2015.

The Company’s returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the first quarter of 2016 were 1.98%, 14.00% and 15.59%, respectively, compared to 2.13%, 15.41% and 17.60%, respectively, for the first quarter of 2015. The calculation of the Company’s return on average tangible common stockholders’ equity and the reconciliation to generally accepted accounting principles (“GAAP”) are included in the schedules accompanying this release.

KEY BALANCE SHEET METRICS

Total loans and leases, including purchased loans, were $9.27 billion at March 31, 2016, a 45.7% increase from $6.36 billion at March 31, 2015. Non-purchased loans and leases were $7.59 billion at March 31, 2016, a 76.1% increase from $4.31 billion at March 31, 2015. The unfunded balance of closed loans totaled $6.38 billion at March 31, 2016, an 87.2% increase from $3.41 billion at March 31, 2015.

George Gleason, Chairman and Chief Executive Officer stated, “We are very pleased with our outstanding first quarter results, highlighted by our $1.06 billion quarterly growth in non-purchased loans and leases and our $0.58 billion quarterly growth in the unfunded balance of closed loans.  This excellent growth was achieved while adhering to our very conservative credit principles, as evidenced by some of our best asset quality ratios as a public company, including an annualized net charge-off ratio of just 0.05%.  We are equally pleased with our 4.92% net interest margin and 35.5% efficiency ratio for the first quarter.  Our potent combination of strong growth, pristine asset quality, superb net interest margin and great efficiency helped us achieve our record quarterly earnings.”

Deposits were $9.63 billion at March 31, 2016, a 43.3% increase from $6.72 billion at March 31, 2015.  Total assets were $11.43 billion at March 31, 2016, a 37.6% increase from $8.30 billion at March 31, 2015.

Common stockholders’ equity was $1.51 billion at March 31, 2016, a 27.9% increase from $1.18 billion at March 31, 2015.  Tangible common stockholders’ equity was $1.36 billion at March 31, 2016, a 31.9% increase from $1.03 billion at March 31, 2015.  Book value per common share was $16.62 at March 31, 2016, a 22.3% increase from $13.59 at March 31, 2015.  Tangible book value per common share was $14.96 at March 31, 2016, a 26.1% increase from $11.86 at March 31, 2015.  The calculations of the Company’s tangible common stockholders’ equity and tangible book value per common share and the reconciliations to GAAP are included in the schedules accompanying this release.

The Company’s ratio of common stockholders’ equity to total assets decreased to 13.20% at March 31, 2016, compared to 14.20% at March 31, 2015.  Its ratio of tangible common stockholders’ equity to total tangible assets decreased to 12.04% at March 31, 2016, compared to 12.62% at March 31, 2015. The calculation of the Company’s ratio of tangible common stockholders’ equity to total tangible assets and the reconciliation to GAAP are included in the schedules accompanying this release.

NET INTEREST INCOME

Net interest income for the first quarter of 2016 was a record $112.5 million, a 31.6% increase from $85.5 million for the first quarter of 2015.  Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 4.92% for the first quarter of 2016, a decrease of 50 basis points from 5.42% for the first quarter of 2015. Average earning assets were $9.36 billion for the first quarter of 2016, a 42.0% increase from $6.59 billion for the first quarter of 2015.

NON-INTEREST INCOME

Non-interest income for the first quarter of 2016 decreased 31.7% to $19.9 million compared to $29.1 million for the first quarter of 2015.  Non-interest income for the first quarter of 2015 included $2.3 million of tax-exempt income from bank owned life insurance (“BOLI”) death benefits and $2.5 million of gains on sales of investment securities.  There were no such items of income for the first quarter of 2016.

Service charges on deposit accounts increased 15.5% to a record $7.66 million in the first quarter of 2016 compared to $6.63 million in the first quarter of 2015.

BOLI income decreased 21.0% to $2.86 million in the first quarter of 2016 compared to $3.62 million in the first quarter of 2015 primarily due to the $2.26 million of income from BOLI death benefits in the first quarter of 2015.  Excluding such BOLI death benefits, BOLI income increased 109.8% to $2.86 million in the first quarter of 2016 compared to $1.36 million in the first quarter of 2015, primarily due to additional BOLI income on $100 million of BOLI purchased in 2015 and $42 million of BOLI purchased in the first quarter of 2016.

Other income from purchased loans decreased 65.7% to $3.05 million in the first quarter of 2016 compared to $8.91 million in the first quarter of 2015.  Net gains on sales of other assets decreased to $1.03 million in the first quarter of 2016 compared to $2.83 million in the first quarter of 2015.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2016 decreased 5.0% to $47.7 million compared to $50.2 million for the first quarter of 2015. During the first quarter of 2016, the Company incurred approximately $0.5 million of acquisition-related and systems conversion expenses and $0.1 million of software and contract termination charges.  During the first quarter of 2015, the Company incurred $2.5 million in prepayment penalties from prepaying Federal Home Loan Bank of Dallas (“FHLB”) advances, approximately $1.3 million of acquisition-related and systems conversion expenses and $0.7 million of software and contract termination charges.

The Company’s efficiency ratio (non-interest expense divided by the sum of net interest income FTE and non-interest income) for the first quarter of 2016 improved to 35.5% compared to 42.8% for the first quarter of 2015.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Excluding purchased loans, the Company’s ratio of nonperforming loans and leases as a percent of total loans and leases improved to 0.15% at March 31, 2016, our best such ratio as a public company, compared to 0.33% at March 31, 2015 and 0.20% at December 31, 2015.

Excluding purchased loans, the Company’s ratio of nonperforming assets as a percent of total assets improved to 0.29% at March 31, 2016, compared to 0.56% at March 31, 2015 and 0.37% at December 31, 2015.

Excluding purchased loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases improved to 0.23% at March 31, 2016, our best such ratio as a public company, compared to 0.57% at March 31, 2015 and 0.28% at December 31, 2015.

The Company’s annualized net charge-off ratio for all loans and leases improved to 0.05% for the first quarter of 2016 compared to 0.36% for the first quarter of 2015 and 0.17% for both the fourth quarter and full year of 2015.

The Company’s allowance for loan and lease losses for its non-purchased loans and leases was $60.6 million, or 0.80% of total non-purchased loans and leases, at March 31, 2016, compared to $54.1 million, or 1.26% of total non-purchased loans and leases, at March 31, 2015, and $59.7 million, or 0.91% of total non-purchased loans and leases, at December 31, 2015. At March 31, 2016 and December 31, 2015, the Company had $1.2 million of allowance for loan and lease losses for its purchased loans compared to none at March 31, 2015.

CONFERENCE CALL AND TRANSCRIPT

Management will conduct a conference call to review announcements made in this release at 10:00 a.m. CDT (11:00 a.m. EDT) on Tuesday, April 12, 2016.  The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-771-4371 ten minutes prior to the beginning of the call and ask for the Bank of the Ozarks conference call.  A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-843-7419 in the United States and Canada or 630-652-3042 internationally.  The passcode for this telephone playback is 42156797#.  The telephone playback will be available for one week following the call, and the website recording of the call will be available for 90 days.

The Company will also provide a transcript of the conference call on the Company’s website under Investor Relations.  The transcript will be available for 90 days.

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures.  The Company’s management uses these non-GAAP financial measures, specifically return on average tangible common stockholders’ equity, tangible book value per common share and ratio of total tangible common stockholders’ equity to total tangible assets, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. These measures typically adjust GAAP financial measures to exclude intangible assets. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that contributes to a proper understanding of the financial results and capital levels of the Company. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD-LOOKING STATEMENTS

This release and other communications by the Company include certain “forward-looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time.  Those statements are subject to certain risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in such forward-looking statements.  These risks, uncertainties, and other factors include, but are not limited to: potential delays or other problems implementing the Company’s growth, expansion and acquisition strategies including delays in identifying sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into and/or close additional acquisitions; problems with, or additional expenses relating to, integrating or managing acquisitions; the effect of the announcements or completion of any pending or future mergers or acquisitions on customer relationships and operating results; the ability to attract new or retain existing or acquired deposits or to retain or grow loans and leases, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, and the effect of such conditions on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values; changes in legal and regulatory requirements, including additional legal and regulatory requirements to which the Company will be subject as a result of its total assets exceeding $10 billion; recently enacted and potential legislation and regulatory actions and the costs and expenses to comply with new legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, strengthen the capital of financial institutions, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; the ability to keep pace with technological changes, including changes regarding maintaining cybersecurity; an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting the Company or its customers; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation or regulatory examinations as well as other factors identified in this press release or as detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including those factors included in the disclosures under the headings “Forward-Looking Information” and “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected or described in such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.”  The Company owns a state-chartered subsidiary bank that conducts banking operations through 176 offices, including 82 in Arkansas, 28 in Georgia, 25 in North Carolina, 22 in Texas, 10 in Florida, three in Alabama and two offices each in South Carolina, New York and California.  The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811.  The Company’s website is www.bankozarks.com.

Bank of the Ozarks, Inc.

Selected Consolidated Financial Data

(Dollars in Thousands, Except Per Share Amounts)

Unaudited

	Quarters Ended
	March 31,
	2016	2015	% Change
Income statement data:
Net interest income	$112,517	$85,489	31.6%
Provision for loan and lease losses	2,017	6,315	(68.1)
Non-interest income	19,865	29,067	(31.7)
Non-interest expense	47,686	50,184	(5.0)
Net income available to common stockholders	51,688	39,894	29.6

Common stock data:
Net income per share – diluted	$0.57	$0.47	21.3%
Net income per share – basic	0.57	0.48	18.8
Cash dividends per share	0.15	0.13	15.4
Book value per share	16.62	13.59	22.3
Tangible book value per share(1)	14.96	11.86	26.1
Diluted shares outstanding (thousands)	91,251	84,409
End of period shares outstanding (thousands)	90,714	86,758

Balance sheet data at period end:
Assets	$11,427,419	$8,304,096	37.6%
Non-purchased loans and leases	7,591,339	4,311,105	76.1
Purchased loans	1,678,351	2,050,133	(18.1)
Allowance for loan and lease losses	61,760	54,147	14.1
Foreclosed assets	22,248	32,094	(30.7)
Investment securities	627,946	784,275	(19.9)
Goodwill	125,693	120,670	4.2
Other intangibles – net of amortization	25,172	29,907	(15.8)
Deposits	9,626,825	6,716,661	43.3
Repurchase agreements with customers	65,883	76,960	(14.4)
Other borrowings	41,933	161,318	(74.0)
Subordinated debentures	117,823	117,264	0.5
Common stockholders’ equity	1,508,080	1,179,256	27.9
Net unrealized gains on investment securities AFS included in common stockholders’ equity	10,431	14,367
Loan and lease, including purchased loans, to deposit ratio	96.29%	94.71%

Selected ratios:
Return on average assets(2)	1.98%	2.13%
Return on average common stockholders’ equity(2)	14.00	15.41
Return on average tangible common stockholders’ equity(1)(2)	15.59	17.60
Average common equity to total average assets	14.15	13.81
Net interest margin – FTE(2)	4.92	5.42
Efficiency ratio	35.51	42.85
Net charge-offs to average non-purchased loans and leases(2)(3)	0.06	0.37
Net charge-offs to average total loans and leases	0.05	0.36
Nonperforming loans and leases to total loans and leases(4)	0.15	0.33
Nonperforming assets to total assets(4)	0.29	0.56
Allowance for loan and lease losses to non-purchased loans and leases(4)	0.80	1.26

Other information:
Non-accrual loans and leases(4)	$11,374	$14,349
Accruing loans and leases – 90 days past due(4)	–	–
Troubled and restructured loans and leases(4)	–	–
Impaired purchased loans	6,974	14,147

(1)Calculations of tangible book value per common share and return on average tangible common stockholders’ equity and the reconciliations to GAAP are included in the schedules accompanying this release.

(2)Ratios for interim periods annualized based on actual days.

(3)Excludes purchased loans and net charge-offs related to such loans.

(4)Excludes purchased loans and any allowance for such loans, except for their inclusion in total assets.

Bank of the Ozarks, Inc.

Supplemental Quarterly Financial Data

(Dollars in Thousands, Except Per Share Amounts)

Unaudited

	6/30/14	9/30/14	12/31/14	3/31/15	6/30/15	9/30/15	12/31/15	3/31/16
Earnings Summary:
Net interest income	$64,801	$74,621	$78,675	$85,489	$93,756	$96,387	$106,518	$112,517
Federal tax (FTE) adjustment	2,737	2,892	2,690	2,570	2,552	2,368	2,092	1,911
Net interest income (FTE)	67,538	77,513	81,365	88,059	96,308	98,755	108,610	114,428
Provision for loan and lease losses	(5,582)	(3,687)	(6,341)	(6,315)	(4,308)	(3,581)	(5,211)	(2,017)
Non-interest income	17,388	19,248	27,887	29,067	23,270	22,138	30,540	19,865
Non-interest expense	(37,878)	(42,523)	(48,158)	(50,184)	(43,724)	(45,428)	(51,646)	(47,686)
Pretax income (FTE)	41,466	50,551	54,753	60,627	71,546	71,884	82,293	84,590
FTE adjustment	(2,737)	(2,892)	(2,690)	(2,570)	(2,552)	(2,368)	(2,092)	(1,911)
Provision for income taxes	(12,251)	(15,579)	(17,300)	(18,139)	(24,190)	(23,385)	(28,740)	(30,984)
Noncontrolling interest	8	13	(11)	(24)	(28)	(3)	(6)	(7)
Net income available to common stockholders	$26,486	$32,093	$34,752	$39,894	$44,776	$46,128	$51,455	$51,688
Earnings per common share – diluted	$0.34	$0.40	$0.43	$0.47	$0.51	$0.52	$0.57	$0.57
Non-interest Income:
Service charges on deposit accounts	$6,605	$7,356	$7,009	$6,627	$7,088	$7,425	$7,558	$7,657
Mortgage lending income	1,126	1,728	1,379	1,507	1,772	1,825	1,713	1,284
Trust income	1,364	1,419	1,493	1,432	1,463	1,500	1,508	1,507
Bank owned life insurance income	1,278	1,390	1,385	3,623	1,785	2,264	2,412	2,861
Net amortization of FDIC loss share receivable and FDIC loss share payable	(741)	(562)	–	–	–	–	–	–
Other income from purchased loans	3,629	3,369	4,494	8,908	6,971	5,456	4,790	3,052
Net gains on investment securities	18	43	78	2,534	85	–	2,863	–
Gains on sales of other assets	1,448	1,688	1,912	2,829	2,557	1,905	7,463	1,027
Gain on termination of FDIC loss share agreements	–	–	7,996	–	–	–	–	–
Other	2,661	2,817	2,141	1,607	1,549	1,763	2,233	2,477
Total non-interest income	$17,388	$19,248	$27,887	$29,067	$23,270	$22,138	$30,540	$19,865
Non-interest Expense:
Salaries and employee benefits	$18,831	$20,876	$19,488	$22,597	$22,646	$21,207	$21,504	$23,362
Net occupancy expense	5,707	6,823	6,528	7,291	7,344	8,076	8,537	8,531
Other operating expenses	12,221	13,292	20,610	18,700	12,094	14,448	19,879	14,067
Amortization of intangibles	1,119	1,532	1,532	1,596	1,640	1,697	1,726	1,726
Total non-interest expense	$37,878	$42,523	$48,158	$50,184	$43,724	$45,428	$51,646	$47,686
Allowance for Loan and Lease Losses:
Balance at beginning of period	$43,861	$46,958	$49,606	$52,918	$54,147	$56,749	$59,017	$60,854
Net charge-offs	(2,485)	(1,039)	(3,029)	(5,086)	(1,706)	(1,313)	(3,374)	(1,111)
Provision for loan and lease losses	5,582	3,687	6,341	6,315	4,308	3,581	5,211	2,017
Balance at end of period	$46,958	$49,606	$52,918	$54,147	$56,749	$59,017	$60,854	$61,760
Selected Ratios:
Net interest margin – FTE(1)	5.62%	5.49%	5.53%	5.42%	5.37%	5.07%	4.98%	4.92%
Efficiency ratio	44.60	43.95	44.08	42.85	36.56	37.58	37.12	35.51
Net charge-offs to average loans and leases(1)(2)	0.19	0.06	0.17	0.37	0.12	0.05	0.22	0.06
Nonperforming loans and leases to total loans and leases(3)	0.58	0.49	0.53	0.33	0.34	0.26	0.20	0.15
Nonperforming assets to total assets(3)	1.19	0.92	0.87	0.56	0.49	0.41	0.37	0.29
Allowance for loan and lease losses to non- purchased loans and leases(3)	1.48	1.36	1.33	1.26	1.19	1.08	0.91	0.80
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(3)	0.63	0.63	0.79	0.57	0.50	0.41	0.28	0.23

(1)Ratios for interim periods annualized based on actual days.

(2)Excludes purchased loans and net charge-offs related to such loans.

(3)Excludes purchased loans, and any allowance for such loans, except for their inclusion in total assets.

Bank of the Ozarks, Inc.

Average Consolidated Balance Sheets and Net Interest Analysis – FTE

Unaudited

	Quarters Ended March 31,
	2016			2015
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$2,987	$6	0.77%	$2,532	$9	1.45%
Investment securities:
Taxable	264,098	2,270	3.46	357,410	3,485	3.95
Tax-exempt – FTE	338,780	5,281	6.27	465,234	7,182	6.26
Non-purchased loans and leases – FTE	7,009,068	87,072	5.00	4,089,281	50,489	5.01
Purchased loans	1,740,827	29,023	6.71	1,675,293	32,860	7.95
Total earning assets – FTE	9,355,760	123,652	5.32	6,589,750	94,025	5.79
Non-interest earning assets	1,136,947			1,012,449
Total assets	$10,492,707			$7,602,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$4,595,405	$3,718	0.33%	$3,102,875	$1,550	0.20%
Time deposits of $100,000 or more	1,622,703	2,947	0.73	1,106,623	1,298	0.48
Other time deposits	987,231	1,185	0.48	770,939	689	0.36
Total interest bearing deposits	7,205,339	7,850	0.44	4,980,437	3,537	0.29
Repurchase agreements with customers	68,301	19	0.11	77,575	17	0.09
Other borrowings	51,053	302	2.38	188,793	1,703	3.66
Subordinated debentures	117,749	1,053	3.60	93,405	709	3.08
Total interest bearing liabilities	7,442,442	9,224	0.50	5,340,210	5,966	0.45
Non-interest bearing liabilities:
Non-interest bearing deposits	1,508,829			1,169,579
Other non-interest bearing liabilities	53,615			39,078
Total liabilities	9,004,886			6,548,867
Common stockholders’ equity	1,484,657			1,049,867
Noncontrolling interest	3,164			3,465
Total liabilities and stockholders’ equity	$10,492,707			$7,602,199

Net interest income – FTE		$114,428			$88,059
Net interest margin – FTE			4.92%			5.42%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Bank of the Ozarks, Inc.

Calculation of Annualized Return on Average

Tangible Common Stockholders’ Equity

Unaudited

	Quarters Ended
	March 31,
	2016	2015
	(Dollars in thousands)

Net income available to common stockholders	$51,688	$39,894
Average common stockholders’ equity before noncontrolling interest	$1,484,657	$1,049,867
Less average intangible assets:
Goodwill	(125,448)	(101,536)
Core deposit and bank charter intangibles, net of accumulated amortization	(26,164)	(28,812)
Total average intangibles	(151,612)	(130,348)
Average tangible common stockholders’ equity	$1,333,045	$919,519
Return on average common stockholders’ equity(1)	14.00%	15.41%
Return on average tangible common stockholders’ equity(1)	15.59%	17.60%

(1)Ratios for interim periods annualized based on actual days.

Bank of the Ozarks, Inc.

Calculation of the Ratio of Tangible Book

Value per Common Share

Unaudited

	March 31,
	2016	2015
	(In thousands, except per share amounts)

Total common stockholders’ equity before noncontrolling interest	$1,508,080	$1,179,256
Less intangible assets:
Goodwill	(125,693)	(120,670)
Core deposit and bank charter intangibles, net of accumulated amortization	(25,172)	(29,907)
Total intangibles	(150,865)	(150,577)
Total tangible common stockholders’ equity	$1,357,215	$1,028,679
Common shares outstanding	90,714	86,758
Book value per common share	$16.62	$13.59
Tangible book value per common share	$14.96	$11.86

Bank of the Ozarks, Inc.

Calculation of the Ratio of Total Tangible Common

Stockholders’ Equity to Total Tangible Assets

Unaudited

	March 31,
	2016	2015
	(Dollars in thousands)

Total common stockholders’ equity before noncontrolling interest	$1,508,080	$1,179,256
Less intangible assets:
Goodwill	(125,693)	(120,670)
Core deposit and bank charter intangibles, net of accumulated amortization	(25,172)	(29,907)
Total intangibles	(150,865)	(150,577)
Total tangible common stockholders’ equity	$1,357,215	$1,028,679

Total assets	$11,427,419	$8,304,096
Less intangible assets:
Goodwill	(125,693)	(120,670)
Core deposit and bank charter intangibles, net of accumulated amortization	(25,172)	(29,907)
Total intangibles	(150,865)	(150,577)
Total tangible assets	$11,276,554	$8,153,519

Ratio of total common stockholders’ equity to total assets	13.20%	14.20%
Ratio of total tangible common stockholders’ equity to total tangible assets	12.04%	12.62%